News Release

COMPANY CONTACT	MEDIA CONTACT
Doug Baker	William J. Spina
Chief Financial Officer	781.383.0369
Nano-Proprietary, Inc.	wjs_ptnrs@msn.com
248.391.0612
dbaker@appliednanotech.net

NANO-PROPRIETARY, INC. HIRES R.D. BURCK AS CHIEF EXECUTIVE OFFICER

June 1, 2006, Austin, Texas -Nano-Proprietary, Inc. (OTC BB: NNPP), today announced that R.D. (Dan) Burck has agreed to join the Company as Chief Executive Officer, effective June 1, 2006. Burck, an Austin, Texas native and former Chancellor of The University of Texas System, will also become a member of the Company’s Board of Directors. Marc Eller, the departing CEO, will continue to be involved for a transition period and will remain on the Board of Directors. The search for a new CEO was completed by Christian & Timbers, a premier performance-based executive search firm.

Mr. Burck retired as Chancellor of The University of Texas System in July 2002, and continued to serve as a special advisor to the System until September 2005. He joined the management team of the U. T. System in 1988 after a successful 33-year career in the private sector. He served as vice chancellor of business affairs and then as executive vice chancellor for business affairs before being appointed by the Board of Regents as interim Chancellor in June 2000 and Chancellor six months later, in December 2000. Under his leadership the U.T. System was the first public higher education system in the nation to receive a Triple-A bond rating from all three of the major rating agencies. As Chancellor, he was the chief executive officer of one of the nation’s largest higher education organizations. Until May 2006, Burck also served as an advisory director for the University of Texas Investment Management Company, the funds and investments management organization for the U.T. System. The U.T. System, a $31 billion enterprise with more than $19.7 billion in investment assets, has nine general academic universities and six health science institutions.

Mr. Burck is currently the independent Chairman of the Board of American Campus Communities, Inc., a NYSE listed company and also serves on the Board of several private companies and organizations.

“It has never been my goal to be CEO of the Company for an indefinite period,” said Marc Eller, departing CEO of the Company. “I wanted to be certain that the Company had reached a certain level of stability before moving on to pursue other interests and we have reached that point. We are very excited to have an experienced executive like Dan Burck who brings the depth and knowledge required to take the Company to the next level. I very much look forward to working with him.”

During his career in the private sector, Burck served in numerous executive positions requiring strong management and leadership skills and was involved in many start-up organizations. He worked worldwide for Getty Oil Co., headquartered in Los Angeles, for 29 years, from 1955 to 1984. After serving in a series of management positions in the areas of oil and gas, Burck was placed in charge of the company’s diversified operations in 1974. In this role, he was responsible for managing the company’s worldwide holdings, which included 13 subsidiary companies in fields as diverse as real estate, agriculture, television, forest products, and construction. As part of this job, he was involved, in 1979, in the creation and early operation of ESPN, the first cable TV sports network. He was vice president and a director of ESPN.

From 1984 to 1988, Burck was retained by Block Watne, a Norwegian company involved in the construction business, to organize and manage a start-up subsidiary company in the United States.  During this period, he served as president and director of a subsidiary - Block Watne Texas, Inc.

“This is an exciting opportunity for me and I am honored that the Board of Directors of Nano-Proprietary has asked me to both join the Board and become CEO,” said Burck. “I am looking forward to continuing the excellent work of Marc Eller, working with the rest of the Board, and leading the company to broader opportunities and success in the marketplace. The fact that Nano-Proprietary is as well positioned as it is today is testament to the solid foundation that has been built by Marc and the Board, and I am eager to build on that legacy.”

Nano-Proprietary, Inc. will schedule a conference call in June to introduce Mr. Burck and provide a corporate update along with other material developments.

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties concerning Nano-Proprietary’s business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in Nano-Proprietary’s annual report on Form 10-K for the fiscal year ended December 31, 2005, and in reports subsequently filed by Nano-Proprietary with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from Nano-Proprietary’s web site listed below. Nano-Proprietary hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

ABOUT NANO-PROPRIETARY, INC.

Nano-Proprietary, Inc. is a holding company consisting of two wholly-owned operating subsidiaries. Applied Nanotech Inc. is a premier research and commercialization organization dedicated to developing applications for nanotechnology with extremely strong positions in the fields of electron emission applications from carbon film/nanotubes, sensors, functionalized nanomaterials, and nanoelectronics. Electronic Billboard Technology, Inc. (EBT) possesses technology related to electronic digitized sign technology. The Companies have over 200 patents or patents pending. Nano-Proprietary’s website is www.nano-proprietary.com.

ABOUT CHRISTIAN AND TIMBERS

Since 1980, Christian & Timbers has been the performance-driven executive search firm serving Fortune 1000, NASDAQ, and pioneering venture backed companies.  With expertise in technology, financial services, life sciences, media/entertainment, professional services, consumer/retail, industrial/manufacturing, and demonstrated success in Board Services, and serving Private Equity and Venture Capital clients, Christian & Timbers delivers exceptional results. Christian & Timbers has world headquarters in New York, NY and offices in Boston, MA, Cleveland, OH, Columbia, MD, London, UK, Menlo Park, CA, Paris, France and Washington, DC.  For additional information on Christian & Timbers, visit www.ctnet.com.

###